EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Company Contact: Robert Dawson President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Reports Positive Third Quarter 2017 Financial Results

San Diego, California, September 12, 2017 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the third quarter and nine months ended July 31, 2017.

Third Quarter Highlights

•	Revenues increased for the third consecutive quarter and year-over-year
•	Distributed Antenna Systems (DAS) product sales continue to grow
•	Net income increased $0.8 million
•	Achieved $0.02 diluted EPS vs. loss of $0.07 in the same quarter last year.
•	Strong balance sheet maintained with positive cash flow
•	Declared quarterly dividend of $.02 per share
•	29th consecutive quarterly dividend

	Q3 2017		Q3 2016		Q2 2017		Q1 2017
Revenue	$7.8	M	$7.6	M	$7.6	M	$6.6	M
Diluted EPS	$0.02		$(0.07)		$0.01		$(0.02)
Operating margin	2.4%		(8.7)%		0.1%		(5.4)%
Cash balance	$5.5	M	$4.6	M	$4.3	M	$4.4	M

Message from Robert Dawson, President and CEO:

“It was my pleasure to join the Company during the third quarter and I feel energized with the results that the team delivered to improve our profitable growth. Third quarter net income more than doubled from our recent second quarter results, and our cash position has significantly improved. I am encouraged by the Company’s increasing DAS product sales, the return to profitability in our hybrid fiber optic product business, and improving sales in our cable assembly and wiring business.

“The RFI team has done a great job of putting strong cost controls in place. We are now focusing our efforts on increasing sales through improved go-to-market strategies and channel models across all of the Company’s divisions. We have great quality products, a strong balance sheet, a solid team, and long-standing customer and vendor relationships. With those core fundamentals in place, the coming quarters are really about getting all of our businesses cranked up to deliver positive results. While we still have work to do, I am optimistic about the remainder of the fiscal year. In coming quarters I look forward to communicating more frequently about our ongoing strategies to profitably grow the business while maintaining the same level of quality we have delivered for over 35 years.”

Third Quarter Results

Net sales for the third quarter of fiscal 2017 increased 2.2% to $7.8 million compared to $7.6 million in the same quarter last year. Net sales at the RF Connector and Cable Assembly (RF Connector) segment increased $0.4 million or 15.1% to $3.0 million compared to $2.6 million in the same quarter last year, on the back of continuing strong sales growth of DAS products. Custom Cabling and Manufacturing (Custom Cabling) segment net sales declined 4.3% to $4.8 million from $5.1 million in the same quarter last year. While our sales into the data center and equipment markets were down, this segment is benefitting from growing demands for fiber optic, cable assembly products and custom wiring harnesses and services.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries Reports Third Quarter Results

September 12, 2017

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Third quarter fiscal 2017 overall gross margins were substantially unchanged compared to the same quarter last year. However, the Company’s cost cutting efforts reduced selling and general expenses by $760,000, to $1.8 million, compared to $2.6 million in the same quarter last year. Selling and general expenses in the third quarter last year were affected by one-time expenses of $256,000 related to an abandoned strategic transaction.

Although third quarter fiscal 2017 sales and gross margins improved slightly over the comparable prior year period, as a direct result of its cost cutting efforts the Company was able to increase its operating income by $0.9 million from a loss of $0.7 million in fiscal 2016 to a profit of $0.2 million in fiscal 2017. Net income for the quarter was $192,000, or $0.02 per diluted share, compared to a net loss of $597,000, or $0.07 per share. We believe that our cost cutting efforts have positioned the Company to take advantage of improved future sales growth.

Nine Months Results

Net sales of $22.1 million for the first nine months of fiscal 2017 remained consistent compared to sales of $22.2 million in the same period last year. Growing DAS product sales in the first nine months of fiscal 2017 largely contributed to a 22.6% increase in net sales at the RF Connector segment, to $8.1 million, compared to $6.6 million in the same period last year. Sales for the same period last year included $86,000 from the Aviel division, which was sold in December, 2015. Custom Cabling net sales for the first nine months of fiscal 2017 declined 10.2%, to $14.0 million compared to $15.6 million for the same period last year, due to sluggish sales into the wireless and telecom markets. Slower sales of our fiber optic, cable assembly products and custom wiring harnesses and services in the first half of fiscal 2017 also contributed to the decline.

Overall gross margin for the first nine months of fiscal 2017 was 27.3% of sales, compared to 29.3% of sales in the same period last year. Gross margin was affected by a lower margin product mix at the RF Connector segment and a decline in sales at the Custom Cables segment. However, the Company’s cost cutting efforts helped reduce selling and general expenses for the first nine months of fiscal 2017 by $1.8 million to $5.5 million from $7.3 million.

Although the nine month fiscal 2017 sales remained relatively unchanged and gross margins decreased over the comparable prior year period, as a direct result of its cost cutting efforts the Company was able to decrease its operating loss by $1.2 million to a loss of $0.1 million in fiscal 2017. Net income for the fiscal 2017 period improved to $77,000, or $0.01 per diluted share, compared to a net loss of $1.1 million, or $0.12 per diluted share, for the same period last year.

Balance Sheet Data

At July 31, 2017, the Company reported working capital of $13.1 million, including cash and cash equivalents of $5.5 million, a current ratio of 4.9-to-1, no outstanding debt, and stockholders' equity of $21.1 million. During the first nine months of fiscal 2017, the Company paid out cash dividends of $0.06 per share, or $530,000.

Dividend

At its September 8, 2017 meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.02 per share, payable on October 15, 2017 to stockholders of record on September 30, 2017. Cash dividends are made at the discretion of the Company's Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company’s financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors that the Board of Directors may deem relevant.

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RF Industries Reports Third Quarter Results

September 12, 2017

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About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company’s products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry, the Company's reliance on certain distributors for a significant portion of anticipated revenues, the Company’s ability to penetrate the Distributed Antenna Systems (DAS) market, its ability to expand its OEM relationships the success it has with newly designed solutions for fiber optics, cable assemblies and DAS components and its ability to successfully reduce its operating expenses as planned. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2017	2016	2017	2016

Net sales	$7,808	$7,640	$22,065	$22,159
Cost of sales	5,592	5,513	16,038	15,657
Gross profit	2,216	2,127	6,027	6,502

Operating expenses:
Engineering	215	217	643	557
Selling and general	1,817	2,577	5,493	7,261
Total Operating Expenses	2,032	2,794	6,136	7,818

Operating income (loss)	184	(667)	(109)	(1,316)

Other income (loss)	5	(32)	23	(4)

Income (loss) from continuing operations
before provision (benefit) for income taxes	189	(699)	(86)	(1,320)
Provision (benefit) for income taxes	18	45	(54)	(330)
Income (loss) from continuing operations	171	(744)	(32)	(990)

Income (loss) from
discontinued operations, net of tax	21	147	109	(74)

Net income (loss)	$192	$(597)	$77	$(1,064)

Earnings (loss) per share - Basic:
Continuing operations	$0.02	$(0.08)	$0.00	$(0.11)
Discontinued operations	0.00	0.01	0.01	(0.01)
Net income (loss) per share	$0.02	$(0.07)	$0.01	$(0.12)

Earnings (loss) per share - Diluted:
Continuing operations	$0.02	$(0.08)	$0.00	$(0.11)
Discontinued operations	0.00	0.01	0.01	(0.01)
Net income (loss) per share	$0.02	$(0.07)	$0.01	$(0.12)

Weighted average shares outstanding:
Basic	8,838,027	8,834,747	8,835,852	8,770,375
Diluted	8,915,794	8,834,747	8,886,395	8,770,375

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jul. 31, 2017	Oct. 31, 2016
		(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,498	$5,258
Trade accounts receivable, net	3,793	4,077
Inventories, net	6,482	6,022
Other current assets	730	1,436
TOTAL CURRENT ASSETS	16,503	16,793

Property and equipment, net	665	828
Goodwill	3,219	3,219
Amortizable intangible assets, net	3,177	3,619
Non-amortizable intangible assets	1,237	1,237
Other assets	90	141
TOTAL ASSETS	$24,891	$25,837

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,224	$1,138
Accrued expenses	2,133	2,770
TOTAL CURRENT LIABILITIES	3,357	3,908

Deferred tax liabilities, net	433	409
Other long-term liabilities	--	128
TOTAL LIABILITIES	3,790	4,445

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
8,852,246 and 8,835,483 shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively	89	88
Additional paid-in capital	19,540	19,379
Retained earnings	1,472	1,925
TOTAL STOCKHOLDERS' EQUITY	21,101	21,392
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,891	$25,837